Exhibit 99.1

Pacific Capital Bancorp Corrects Diluted Earnings Per Share Excluding
      Non-Recurring Items for Fourth Quarter and Full Year 2006


    SANTA BARBARA, Calif.--(BUSINESS WIRE)--Feb. 2, 2007--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $7.5 billion in assets, today announced that due to a rounding error, incorrect figures were provided for diluted earnings per share excluding non-recurring items for the fourth quarter and full year 2006 in the Company's earnings release issued today.

    The correct diluted earnings per share excluding non-recurring items for the fourth quarter and full year 2006 are $0.18 and $2.21, respectively. A table reconciling GAAP to non-GAAP financial measures is provided below.

Reconciliation of GAAP to Non-GAAP Measures
Dollars and Shares in Thousands (except for EPS)

Net income and
 Earnings per
 share:
                                       Three Months    Twelve Months
                                            Ended           Ended
                    4th Quarter Items    12/31/06        12/31/06
                    ==================================================
                    Amount  Effective Amount with Tax Amount with Tax
                             Tax Rate      Effect          Effect
                    ------- --------- --------------- ----------------
Consolidated Net
 Income                               $(1,133)         $94,540
  Unrealized Loss
   on Securities
   Impairment        8,761     35.87%   5,618            5,618
  IT System Write-
   off Obsolete
   Software          9,270     35.87%   5,945            5,945
  Severance            470     35.87%     301              301
  Sale of San Diego
   Branch, net      (1,779)    35.87%  (1,141)          (1,141)
  Tax Provision
   true-up          (1,039)            (1,039)          (1,039)
                                      --------------- ----------------
Consolidated Net
 Income and Diluted
 EPS                                   $8,551  $0.18  $104,224  $2.21
Average number of
 shares - diluted                             47,204           47,099
                    ------- --------- --------------- ----------------

    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 49 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, First Bank of San Luis Obispo, and Pacific Capital Bank.

    Non-GAAP Amounts and Measures

    This press release contains amounts and ratios that are computed excluding the results of operations of the RAL/RT programs and/or exclude asset and liability balances related to those programs. Because they relate to the filing of individual tax returns, these programs are activities conducted primarily during the first and second quarters of each year. These programs comprise one of the Company's operating segments for purposes of segment reporting in the Company's quarterly and annual reports to the SEC. The Company's Management believes analysts and investors find this information useful for the same reason that Management uses it internally, namely, it provides more comparability with virtually all of the rest of the Company's peers that do not operate such programs.

    The information that excludes balances and results of the RAL/RT programs is reconciled to the consolidated information prepared in accordance with Generally Accepted Accounting Principles in several tables at the end of this release.

    In addition to the non-GAAP measures computed related to the Company's balances and results exclusive of its RAL and RT programs, this release contains other financial information determined by methods other than in accordance with GAAP. Management uses these non-GAAP measures in their analysis of the business and its performance. In particular, net interest income, net interest margin and operating efficiency are calculated on a fully tax-equivalent basis ("FTE"). Management believes that the measures calculated on a FTE basis provide a useful picture of net interest income, net interest margin and operating efficiency for comparative purposes. Net interest income and net interest margin on a FTE basis is determined by adjusting net interest income to reflect tax-exempt interest income on an equivalent before-tax basis. The efficiency ratio also uses net interest income on a FTE basis.

    The assets, liabilities, and results of operations of the Company's refund programs are reported in its periodic filings with the SEC as a segment of its business. Because these are activities conducted by very few other financial institutions, users of the financial statements have indicated that they are interested in information for the Company exclusive of these programs so that they may compare the results of operations with financial institutions that have no comparable programs. The amounts and ratios may generally be computed from the information provided in the note to its financial statements that discloses segment information, but are computed and included in the press release for the convenience of those users.


    CONTACT: Pacific Capital Bancorp
             Debbie Whiteley
             Senior Vice President
             Director, Investor Relations
             805-884-6680
             Debbie.Whiteley@pcbancorp.com